EXHIBIT 99.A
News
El Paso Corporation Provides Third Quarter 2005 Financial Results
HOUSTON, TEXAS, November 7, 2005—El Paso Corporation (NYSE:EP) is providing today third quarter 2005 financial and operational results for the company.
Quarterly Highlights
•	For the three months ended September 30, 2005, El Paso reported a net loss available to common stockholders of $321 million, or $0.50 per diluted share, compared with a net loss of $214 million, or $0.33 per diluted share, for the same period in 2004.

•	Third quarter 2005 earnings results include a $159-million loss associated with Midland Cogeneration Venture’s (MCV) impairment of its power plant and $31 million of losses related to a contract buyout and asset disposition in El Paso’s Field Services segment, partially offset by a $109-million gain on the sale of the company’s interest in a power plant in Korea and a $1-million gain in the pipeline segment. In addition, a sharp rise in natural gas and oil prices caused the company to incur $390 million of non-cash mark-to-market losses on derivatives intended to manage the price risk of its natural gas and oil production.

•	El Paso’s two core businesses of regulated pipelines and non-regulated production generated earnings before interest expense and taxes (EBIT) of $441 million in the third quarter.
•	The company’s regulated natural gas pipeline business generated $272 million of EBIT. In October, El Paso proposed a significant new pipeline project called Continental Connector that offers Rockies and Mid-Continent producers access to markets in the Northeast and Southeast by connecting El Paso’s western pipelines with its eastern and southeastern pipelines. This project took a major step forward with an agreement with Enogex to utilize its extensive intrastate pipeline system and a commitment to transport significant Mid-Continent natural gas supplies on Continental Connector, thereby accelerating the potential in-service date to the winter of 2007-2008. In addition, Wyoming Interstate Pipeline has begun a binding open season to firm up commitments to support a 128-mile pipeline from Uintah County, Utah to Sweetwater County, Wyoming.

•	El Paso’s production business generated $169 million of EBIT. Third quarter production volumes averaged 759 million cubic feet equivalent per day (MMcfe/d), including unconsolidated affiliate volumes of 23 MMcfe/d. Hurricane-related shut-ins reduced third quarter production by 39 MMcfe/d. El Paso’s September average production rate, when affiliate volumes and Gulf of Mexico shut-in volumes are added, totaled roughly 855 MMcfe/d, which is within 5 MMcfe/d of the low end of the 860- to 900-MMcfe/d range previously estimated for the year-end 2005 exit rate.
•	El Paso’s debt, net of cash, was $17.0 billion at September 30, 2005. On August 31, 2005, the company closed its acquisition of Medicine Bow Energy Corporation for $0.8 billion, net of cash acquired. In addition, $0.7 billion of cash was used for collateral requirements associated with the company’s marketing and trading activities, including production-related derivatives during the third quarter.
“Reported third quarter losses detract from an increasingly positive story for El Paso,” said Doug Foshee, president and chief executive officer of the company. “While a sharp rise in natural gas and oil prices created non-cash losses during the quarter, we have significant earnings and cash flow upside as the percentage of our hedged production declines going forward. As we approach next year, our core pipeline and production businesses are performing well, and we are confident that 2006 will be a breakout year for the company.”

Summary Financial Information
Unaudited financial results for the three months ended September 30 are as follows:

Financial Results	Three Months Ended
($ in millions, except per share amounts)	September 30,
	2005	2004
Net loss	$(312)	$(214)
Preferred stock dividends	(9)	—
Net loss available to common stockholders	$(321)	$(214)

Loss from continuing operations	$(323)	$(202)
Discontinued operations, net of income taxes	$11	$(12)

Loss per share — diluted	$(0.50)	$(0.33)
Loss — continuing operations per share	$(0.51)	$(0.31)
Discontinued operations per share	$0.01	$(0.02)

EBITDA
Regulated
Pipelines	$380	$372
Non-regulated
Production	322	286
Marketing and Trading	(397)	(134)
Power	(35)	7
Field Services	(21)	64
Other	(61)	(48)

Total	$188	$547

EBIT
Regulated
Pipelines	$272	$268
Non-regulated
Production	169	150
Marketing and Trading	(398)	(138)
Power	(41)	(7)
Field services	(22)	61
Other	(67)	(57)

Total	$(87)	$277

Significant items affecting EBIT and EBITDA	$(80)	$(109)

Cash flow from operations	$(408)	$503

Selected Balance Sheet Items	As of	As of
($ in millions)	September 30, 2005	December 31, 2004
Total assets	$31,702	$31,383
Cash and cash equivalents	887	2,117
Debt and obligations	17,924	19,196
Minority and preferred interests	59	367
Preferred stock	750	—
Common equity	2,692	3,438
Significant Items Impacting EBIT and EBITDA
Significant items that impacted the reported periods are summarized below, and a complete schedule of significant items can be found in the company’s detailed operating statistics at www.elpaso.com in the Investors section.

	Three Months Ended
($ in millions)	September 30,
	2005	2004
Impairments, gain/(loss) on sales of assets and investments	$(52)	$(77)
Restructuring costs	—	(32)
Contract termination	(28)	—

Total significant items impacting EBIT and EBITDA	$(80)	$(109)

Review of Financial Results
Significant items decreased third quarter 2005 EBIT by $80 million as a $159-million loss on the company’s investment in MCV and $31 million of losses related to a contract buyout and asset disposition in the company’s Field Services segment were offset by a $109-million gain on the sale of El Paso’s interest in a power plant in Korea and a $1-million gain in the pipeline segment.

Third quarter 2005 results also were negatively impacted by a non-cash, $390-million mark-to-market loss in the Marketing and Trading segment on natural gas and oil derivative contracts that El Paso entered into to manage price risk for its 2005-2009 natural gas and oil production volumes. The company will continue to highlight the earnings impact of these positions, which were a mark-to-market liability of $353 million at September 30, 2005.
Cash flow from operations for the first nine months of 2005 was lower than a year ago by approximately $1.2 billion primarily due to differences in working capital utilization. Results for 2005 include $0.4 billion for the settlement of production hedges, $0.7 billion to meet margin calls on marketing and trading activities, a $0.4-billion prepayment of the western energy settlement, and a $0.2-billion payment to assign derivative liability contracts associated with Cedar Brakes I and II to a third party, which was offset by $0.5 billion of other working capital changes. In the first nine months of 2004, the company experienced a $0.4-billion use of working capital, primarily due to a payment for the western energy settlement. Results for 2004 also included a $0.2-billion contribution from discontinued operations. While the company’s liquidity position at September 30, 2005 was $0.9 billion, its November 1, 2005 liquidity had risen to $2.1 billion, primarily due to asset sales and the recent CIG notes offering. The company has $1.1 billion of scheduled maturities over the next 12 months. El Paso also recently completed a 180-day borrowing facility with an initial availability of $300 million to provide incremental liquidity during the winter.
Business Unit Results
Regulated — Pipelines

	Three Months Ended
($ in millions, except as indicated)	September 30,
	2005	2004
EBIT	$272	$268
Depreciation, depletion, and amortization	108	104
Significant items	1	4

Throughput (BBtu/d)	20,900	19,480
Capital expenditures	$240	$313

The pipeline segment reported a $4-million increase in EBIT in the third quarter of 2005 compared with the same period last year, primarily due to the contribution from the Cheyenne Plains pipeline, which was placed into service in December 2004, and the sale of equity interests in a gas gathering limited liability company. These increases were offset by higher corporate allocated costs and higher operating costs.
The pipeline segment generally performed above the company’s expectations for the third quarter of 2005. However, El Paso currently anticipates that the pipeline segment will be slightly below expectations for the remainder of 2005 due primarily to the impacts of hurricanes Katrina and Rita.
Non-Regulated — Production

	Three Months Ended
($ in millions, except as indicated)	September 30,
	2005	2004
EBIT	$169	$150
Depreciation, depletion, and amortization	153	136
Significant items	—	(1)

Consolidated Volumes:
Natural gas sales volumes (MMcf)	55,280	59,282
Oil, condensate, and natural gas liquids sales volumes (MBbls)	2,068	2,013
Total equivalent sales volumes (MMcfe)	67,684	71,359

Four Star Equity Volumes:[1]
Natural gas sales volumes (MMcf)	1,605	—
Oil, condensate, and natural gas liquids sales volumes (MBbls)	92	—
Total equivalent sales volumes (MMcfe)	2,156	—

Weighted average realized prices including hedges:[2,3]
Natural gas ($/Mcf)	$6.22	$5.30
Oil, condensate, and natural gas liquids ($/Bbl)	$50.17	$36.32
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	Three Months Ended
($ in millions, except as indicated)	September 30,
	2005	2004
Per-unit costs ($/Mcfe):[3]
Unit of production depletion costs	$2.11	$1.75
Cash costs[4]	$1.74	$1.43

Total costs	$3.85	$3.18

Capital expenditures[5]	$1,040	$190

[1]	Four Star is an equity investment acquired in the Medicine Bow transaction. Amounts disclosed represent the company’s proportionate share in Four Star.

[2]	Prices are stated after transportation costs

[3]	Price and costs per unit do not include the company’s proportionate share of Four Star volumes, revenues, or cost.

[4]	Includes lease operating costs, production-related taxes, G&A expenses, and other taxes

[5]	Assumes cash basis. 2005 and 2004 include acquisitions of $845 million and $49 million respectively.
The production segment reported higher EBIT in the third quarter of 2005 than in the same period last year, primarily due to higher realized commodity prices, partially offset by decreased production volumes and increased costs. The production segment’s unit-of-production depletion rate was higher than the 2004 level due to higher finding and development costs and the cost of acquired reserves. Per-unit cash costs also rose from a year ago due to lower production volumes and higher production taxes associated with higher prices. Capital expenditures were higher for the third quarter of 2005 compared with a year ago due to the acquisition of Medicine Bow Energy Corporation. Production volumes for the quarter were negatively impacted by 39 MMcfe/d as a result of production shut-ins due to hurricanes Katrina and Rita.
The production segment’s EBIT was slightly above the company’s expectations for the third quarter of 2005. Higher-than-expected commodity prices more than offset lower-than-expected production volumes and higher costs. Including unconsolidated affiliate volumes, average daily production volumes during the third quarter of 2005 were approximately 3 percent lower than in the second quarter of 2005 due to the impacts of the hurricanes. El Paso currently anticipates that the production segment will meet its earnings and cash flow expectations for the remainder of 2005.
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Non-Regulated — Marketing and Trading

	Three Months Ended
($ in millions)	September 30,
	2005	2004
EBIT (loss)	$(398)	$(138)
Depreciation, depletion, and amortization	1	4
Significant items	—	—
The marketing and trading segment reported a larger loss in EBIT in the third quarter of 2005 than in the same period last year. Third quarter 2005 results were significantly impacted by a $390-million mark-to-market loss on derivative contracts that provide price protection on a portion of the production segment’s anticipated natural gas and oil production, offset by a $45-million mark-to-market gain on the Cordova tolling agreement as power futures prices increased more than natural gas futures prices during the quarter. Results in the same period in 2004 were impacted significantly by losses on natural gas derivative contracts that were designated as production hedges in the fourth quarter of 2004. The company currently anticipates that results from this segment will remain volatile as El Paso continues to scale back its trading activities to focus primarily on marketing its equity production.
Non-Regulated — Power

	Three Months Ended
($ in millions)	September 30,
	2005	2004
EBIT (loss)	$(41)	$(7)
Depreciation, depletion, and amortization	6	14
Significant items	(50)	(91)
The power segment reported a larger loss in EBIT in the third quarter of 2005 than in the same period last year primarily due to the previously mentioned $159-million loss associated with the company’s investment in MCV, offset by a $109-million gain on the
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sale of the company’s interest in a power plant in Korea. Operating results for the third quarter of 2005 were lower than 2004 due to the impact of domestic asset sales over the last year. In addition, the international businesses performed below the company’s expectations primarily due to the decision to not recognize earnings from certain of El Paso’s Asian and Central American power assets in 2005 based on the planned sale of these assets and the decision to postpone the recognition of revenues from the Macae plant in Brazil in 2005 pending resolution of the company’s arbitration proceedings with Petrobras, which is expected to be resolved by year end.
Non-Regulated — Field Services

	Three Months Ended
($ in millions)	September 30,
	2005	2004
EBIT (loss)	$(22)	$61
Depreciation, depletion, and amortization	1	3
Significant items	(31)	8
The field services segment reported an EBIT loss in the third quarter of 2005 compared with EBIT in the same period last year primarily due to the disposition of a significant portion of this segment’s assets in 2004 and early 2005 and $31 million of losses related to a contract buyout and asset disposition as well as impairment of laterals in the third quarter of 2005.
Excluding these significant items, the field services segment generally performed consistently with the company’s expectations for the third quarter of 2005. El Paso completed the sale of its South Louisiana and Javelina midstream assets in early November, thereby completing its midstream asset sales program.
Corporate and Other
Corporate and other operations reported an EBIT loss of $67 million for the third quarter of 2005, compared to an EBIT loss of $57 million for the same period last year. The larger loss is primarily due to $46 million in charges in litigation, insurance, and other reserves, offset by a $30-million charge in 2004 for lease termination costs due to the consolidation of the company’s offices.
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Business Segment Operating Statistics
Detailed operating statistics for each of El Paso’s businesses are posted at www.elpaso.com in the Investors section.
Webcast Information
El Paso Corporation has scheduled a live webcast of its financial results today beginning at 10:00 a.m. Eastern Time, 9:00 a.m. Central Time, which may be accessed online through El Paso’s Web site at www.elpaso.com in the Investors section. A limited number of telephone lines will also be available to participants by dialing (973) 935-8505 ten minutes prior to the start of the webcast. The company requests that those who do not intend to ask questions use the webcast option.
During the webcast, management will refer to slides that will be posted on the Web site. The slides will be available one hour before the webcast and can be accessed in the Investors section.
The webcast replay will be available online through the Web site in the Investors section. A telephone audio replay also will be available through November 14, 2005 by dialing (973) 341-3080 (access code 6620373). If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.
Disclosure of Non-GAAP Financial Measures
The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached. Additional detail regarding non-GAAP financial measures can be reviewed in El Paso’s full operating statistics, which will be posted at www.elpaso.com in the Investors section.
El Paso uses the non-GAAP financial measure “earnings before interest expense and income taxes” or “EBIT” to assess the operating results and effectiveness of the company and its business segments. The company defines EBIT as net income (loss) adjusted for (i) items that do not impact its income (loss) from continuing operations, such as extraordinary items, discontinued operations, and the impact of accounting changes; (ii) income taxes; (iii) interest and debt expense; and (iv) distributions on preferred interests of consolidated subsidiaries. The company excludes interest and debt expense and distributions on preferred interests of consolidated subsidiaries so that
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investors may evaluate the company’s operating results without regard to its financing methods or capital structure. El Paso’s business operations consist of both consolidated businesses as well as substantial investments in unconsolidated affiliates. As a result, the company believes that EBIT, which includes the results of both these consolidated and unconsolidated operations, is useful to its investors because it allows them to evaluate more effectively the performance of all of El Paso’s businesses and investments. El Paso defines EBITDA as EBIT plus depreciation, depletion, and amortization. EBITDA is a measure that indicates a company’s ability to service interest expense and capital expenditures. Net debt is defined as El Paso’s total financing obligations as disclosed on the company’s consolidated balance sheet net of cash and cash equivalents. Net debt is an important measure of the company’s total leverage. Per-unit cash expenses equal total operating expenses less DD&A and other non-cash charges divided by total production. It is a valuable measure of operating efficiency.
El Paso believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the company and its business segments and to compare the operating and financial performance of the company and its business segments with the performance of other companies within the industry.
These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share, or other GAAP operating measurements.
El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.
Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to implement and achieve our objectives in the long-range plan, including achieving our debt-reduction targets; changes in reserve estimates based upon internal and third party reserve analyses; our ability to meet production volume targets in our Production segment; uncertainties associated with exploration and production activities; our ability to successfully execute, manage, and integrate acquisitions; uncertainties and potential consequences associated with the outcome of governmental investigations, including, without limitation, those related to the reserve revisions and natural gas hedge transactions; the uncertainties associated with potential legal and other action the Navajo Nation may take in the future; the ultimate extent of the damages to our pipeline and production facilities and those of other producers caused by hurricanes; the ability to repair any hurricane damage to such pipeline and production facilities and to restore transportation services and oil and gas production deliveries on a timely basis and the costs of effectuating such repairs and constructing replacement facilities; the receipt of insurance proceeds in connection with damage caused by hurricanes; outcome of litigation, including shareholder derivative and class actions related to reserve revisions and restatements; our ability to comply with the covenants in our various financing documents; our ability to obtain necessary governmental approvals for proposed pipeline projects and our ability to successfully construct and operate such projects; the risks associated with recontracting of transportation commitments by our pipelines; the uncertainties associated with governmental regulations, including regulatory uncertainties associated with pipeline rate cases; actions by the credit rating agencies; the successful close of our financing transactions, including the issuance of equity; our ability to successfully exit the energy trading business; our ability to close our announced asset sales on a timely basis; changes in commodity prices for oil, natural gas, and power; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; general economic and weather conditions in geographic regions or markets served by the company and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; competition; and other factors described in the company’s (and its
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affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.
Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Media Relations
Chris Jones, Manager
Office: (713) 420-4136
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